Exhibit 10.30

LICENSE AGREEMENT BETTWEEN LANKENAU INSTITUTE FOR MEDICAL
RESEARCH
AND NEWLINK GENETICS CORPORATION

This License Agreement between Lankenau Institute for Medical Research (“LIMR” or “Institute”) and NewLink Genetics Corporation.  (“NewLink” or “Company”) (referred to as “Agreement”) for the licensing of certain intellectual property rights to NewLink is made on this 7th day of July, 2005 (“Effective Date”).

WHEREAS, LIMR owns certain property rights developed by its employee-investigator, George Prendergast, PhD, and

WHEREAS, NewLink would like to license from LIMR certain technology developed by Dr. Prendergast for the purpose of developing the technology into a marketable therapeutic or diagnostic product.

NOW, THEREFORE, in consideration of the promises and mutual covenants herein contained, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree as follows:

1.             Definitions.

a.                                       Affiliate(s): Affiliate means any individual, company or entity, in whatever country organized, directly or indirectly, controlling, controlled by, or under common control with NewLink.  For purposes of this Agreement, “control” shall mean, direct or indirect beneficial ownership of more than fifty percent (50%) of the voting stock or equity of, or more than fifty percent (50%) interest in the income of, such individual, company or entity.

b.                                      Company: Company shall mean NewLink and its Affiliates as defined above.

c.                                       Consideration.  “Consideration” shall mean any and all revenues or payments in-kind received by NewLink from a third party as consideration for the grant of a sublicense under the rights granted to NewLink by LIMR pursuant to Article 2, excluding sums received: (i) for the purchase of an equity interest in NewLink at fair market value; (ii) as payments or reimbursements for research and development work performed by or on behalf of NewLink; (iii) for purchase of a supply of Licensed Product; (iv) for repayment of any loans, credit or credit line extended by NewLink to such sublicensee; or (v) in the form of a loan, as credit or pursuant to a credit line to NewLink.  Notwithstanding the foregoing, if NewLink receives revenue in consideration for the grant of a sublicense under the licenses granted to NewLink hereunder and such sublicense also includes the grant of a license or sublicense to other technology controlled by NewLink but not acquired from LIMR, then the foregoing amount shall be adjusted by a percentage that fairly represents, as reasonably determined by the parties, the contribution of the LIMR Technology and the Patent Rights to the total revenue received by NewLink.

d.             Licensed Product: Licensed Product shall mean any article, composition, apparatus, substance, chemical material, method, process or service whose manufacture, use, or sale is covered by a Valid Claim within the Patent Rights.  Licensed Product shall not include other products used in combination with Licensed Product that do not constitute an article, composition, apparatus, substance, chemical material, method, process or service whose manufacture, use, or sale is covered by a Valid Claim within the Patent Rights.

e.             LIMR Technology.  “LIMR Technology” shall mean the technology described in [*].

f.              Net Sales.  “Net Sales” shall mean the gross consideration actually collected by COMPANY and/or any Affiliate from transfer of any Licensed Product to a third party customer, less:

1.                                       revenue credited or rebated on returns and allowances, and bad debts;

2.             discounts, in amounts customary in the trade and to the extent actually granted, for quantity purchases, for prompt payments and for wholesalers and distributors;

3.                                       transportation and delivery charges or allowances;

4.                                       customs, duties; and

5.                                       sales, use, excise, value-added and other taxes or other governmental charges measured by sales.

g.                                      Patent Rights: Patent Rights shall mean any and all rights and interest held, acquired or otherwise controlled by LIMR in and to any issued patents and patent applications, including provisional patent applications, any divisions, continuations and continuations

-in-part thereof, and any foreign counterparts worldwide of such patents or patent applications, that directly arise from the prosecution of [*].

h.                                      Valid Claim: A Valid Claim means a claim of a patent under Patent Rights that (i) has not expired or been abandoned; (ii) has not been disclaimed; (iii) has not been canceled or superseded, or if cancelled or superseded, has not been reasserted; (iv) has not been revoked, held invalid or otherwise declared unenforceable or not allowable by a tribunal or patent authority of competent jurisdiction over such claim in such country from which no further appeal has or may be taken ; and (v) a claim of a pending patent application under the Patent Rights, which claim has been subject to prosecution for protection for no more than five years.

2.             Exclusive License.

a.                                       LIMR hereby grants to Company an exclusive, world-wide, royalty-bearing license (“License”) under the LIMR Technology and the Patent Rights for LIMR Technology described in [*] and the Patent Rights to make, have made, use and/or sell Licensed Product in the field of human and animal therapeutics and diagnostics ( the “Field”).  Notwithstanding the foregoing, LIMR expressly reserves a non-transferable royalty-free right to use the Patent Rights and LIMR Technology in the Field itself, including use by its staff and researchers, for non-commercial educational and research purposes only.  LIMR agrees to notify NewLink and provide NewLink a “first look” at any additional research findings that directly result from the use of the technology described in [*].

b.                                      RAND Compounds.  Pursuant to and subject to the terms of the RAND Agreement between LIMR and the National Cancer Institute (“NCI”) of the National Institutes of Health (NCI Contract No. High-Throughput Screening for Inhibitors of Indoleamine 2,3-dioxygenase (IDO)), the IDO inhibitory compounds that are identified by an ongoing screen of the compound collection at the NCI will be shared with NewLink.

3.             Sublicenses.  Company and its Affiliate(s) shall have the right to grant sublicenses to third parties under LIMR Technology and Patent Rights to make, have made, use and sell the Licensed Products.  Such sublicenses shall be in writing and expressly subject to the terms of this Agreement.  Any sublicense agreement that does not materially conform to this Agreement shall constitute a material breach of this Agreement by Company.  Company agrees to be responsible for the performance hereunder by its sub licensees.  At LIMR’s request, Company will provide LIMR with a copy of each sublicense in order to allow LIMR to audit such sublicenses to assure conformity with the Agreement.  If LIMR performs such a review on any sublicense agreements, those audited agreements, not including any subsequent amendments or changes to the agreements, shall be deemed to conform to this Agreement.  Upon termination of this Agreement, any such sublicenses will revert directly to LIMR, which shall have the right to cancel any such sublicense if such sublicensee is not then in compliance with the terms of its sublicense and the terms of this Agreement.

4.             Term and Termination.  The Term of this Agreement shall terminate upon expiration of the last to expire Valid Claim included in the Patent Rights.  In addition, the Agreement may terminate earlier than the end of the Term under the following circumstances:

A.                                   If NewLink is unable to achieve any of the milestones within the time periods set forth in Article 10, then LIMR shall, in accordance with the terms of this paragraph 4, have the right and option to reduce the NewLink’s exclusive license to a nonexclusive license or revoke the license in its entirety, provided that prior to making this determination, LIMR shall

1.                                       Give NewLink written notice of perceived failure to meet a milestone, describing the failure, describing the preferred method of cure and the proposed action to be taken by LIMR in the event of non-cure in writing at the address listed within this Agreement.

2.                                       Provide NewLink a 90-day cure period during which NewLink shall be allowed to establish that it has met or will meet the milestones.

B.            LIMR may terminate this Agreement immediately by providing NewLink written notice of termination, if

1.                                       NewLink ceases to function as a going concern;

2.                                       a petition or action is filed or taken by or against NewLink under any insolvency or bankruptcy law that is not dismissed within sixty (60) days;

3.                                       a receiver, assignee or other liquidating officer is appointed for all or substantially all of the assets of NewLink; or

4.                                       NewLink makes an assignment for the benefit of creditors.

C.                                     If NewLink fails to make any payment whatsoever due and payable to LIMR hereunder, LIMR shall have the right to terminate this Agreement effective on thirty (30) days written notice, unless, NewLink shall make all such payments to LIMR within said thirty (30) day period provided that the payments demanded by LIMR are not disputed by NewLink.  In that event, the parties shall have 90 days to solve the dispute at the end of which they shall submit to binding arbitration.

D.                                    NewLink shall have the right to terminate this Agreement at any time on 90 days’ notice to LIMR, and upon payment of all amounts due LIMR through the effective date of the termination.  In the event NewLink terminates the Agreement, all rights and obligations hereunder revert to LIMR.

E.                                      Upon termination of this Agreement for any reason, nothing herein shall be construed to release either party from any obligation that matured prior to the effective date of such termination.  NewLink and any sub licensee thereof may, however, after the effective date of such termination, sell all LICENSED PRODUCTS, and complete LICENSED PRODUCTS in the process of manufacture at the time of such termination and sell the same, provided that NewLink shall make the payments to LIMR as required by Articles 8 & 9 of this Agreement and shall submit the reports as required by Article 12 hereof.

5.             Ownership.  LIMR represents that it owns the rights to the LIMR Technology and the Patent Rights and has the right to convey the LIMR Technology and the Patent Rights to Company.

6.             Patent Prosecution:  NewLink shall be responsible, at its sole cost and expense, for the preparation, filing, prosecution and maintenance of any patent applications filed by and patents issued to LIMR as assignee under the Patent Rights pursuant to this Agreement.  Upon execution of this Agreement, LIMR will make no further patent prosecution decisions and shall not incur additional expenses with respect to the Patent Rights without prior written consent of NewLink, which shall not be unreasonably withheld.  With respect to costs incurred prior to execution of this Agreement, NewLink shall reimburse LIMR provided LIMR has provided NewLink with appropriate documentation outlining the costs incurred.

7.             License Fee.

a.                                       Initial Fee.  Upon the Effective Date, NewLink shall pay LIMR a License Initiation Fee of [*].

b.                                      Annual Fee.  NewLink shall pay LIMR an annual license fee of [*] due on each anniversary of the Effective Date.

8.             Royalty:  Company shall pay LIMR an earned royalty of [*] based on the value of Net Sales of the Licensed Products, unless additional royalties must be paid for another technology to allow use of Licensed Products in humans.  In the event additional technologies must be licensed (e.g.  formulation, cross linking) by NewLink from any third party, NewLink shall be entitled to offset against royalties otherwise due to LIMR [*]; provided, however, in no event shall NewLink pay LIMR a [*] royalty of less than [*].  NewLink agrees to pay LIMR and [*], the potential licensor of related technologies, a total [*] royalty of [*].  If the aggregate of the [*] royalties paid to LIMR and [*] is less than [*], NewLink shall pay LIMR the additional percentage amount necessary to equal an aggregate [*] royalty of [*].  In the event NewLink sublicenses the Licensed Product,

NewLink shall pay LIMR an earned royalty of [*] of any Consideration received by NewLink for the sublicense during the Term.

9.             Payment:  Royalties shall be payable by NewLink quarterly in U.S. dollars within thirty (30) days of the end of the calendar quarter.  NewLink shall render quarterly reports to LIMR on or before the last day of April, July, October, and January showing the amount of Net Sales received by NewLink during the most recently concluded fiscal quarter and the appropriate Royalties due to LIMR. Each such report shall be accompanied by payment of the Royalties due for such fiscal quarter.  NewLink shall provide LIMR audited annual financials within 30 days of completion of NewLink’s audit, after the first commercial sale of any Licensed Product.  NewLink shall pay estimated royalties payments quarterly with an annual reconciliation and of all payments performed within 30 days of receipt of audited numbers.

10.           Milestones and Associated Payments:  NewLink has represented to LIMR, to induce LIMR to issue this exclusive license, that it will commit itself to a diligent program of developing and exploiting Licensed Product(s) so that public utilization will result there from.  As evidence thereof, Company shall adhere to the following milestones:

	Milestone	Payment
1	NewLink will [*] within [*]	None
2	NewLink will [*] within [*]	NewLink shall pay LIMR [*] upon [*].
3	Once [*] NewLink shall [*]	NewLink shall pay LIMR [*] upon [*].
4	Upon [*], NewLink shall [*]	NewLink shall pay LIMR [*] upon [*].
5	[*]. NewLink shall [*] within [*].	NewLink shall pay LIMR [*] at the [*].

All milestone fees are payable only once, regardless of the number of times the milestone is achieved and regardless of the number of License Products developed by NewLink.

11.           Reports and Accounting.  NewLink shall report to LIMR once a year during which time it describes its product development, financial information and milestone status.

12.           Indemnity.  Company shall defend and indemnify and hold LIMR, its affiliates, parent corporation, trustees, officers, agents and employees (the “Indemnitees”) harmless from any judgments and other liabilities based upon claims or causes of action brought by a third party against LIMR or its employees which arise out of [*], or from the [*], except to the extent that such judgments or liabilities arise in whole or in part from [*], provided that LIMR promptly notifies Company of any such claim coming to its attention and that it cooperates with Company in the defense of such claim.  If any such claims or causes of action are made, Company’s counsel, subject to LIMR’s approval, which shall not be unreasonably withheld, shall defend LIMR. LIMR reserves the right to be represented by its own counsel at its own expense.

13.           Insurance.  At such time as any product, process, service relating to, or developed pursuant to, this Agreement is being commercially distributed or sold (other than for the purpose of obtaining regulatory approvals) by Company or by a sub licensee, Affiliate or agent of Company, Company shall at its sole cost and expense, procure and maintain comprehensive general liability insurance in amounts not less than $3,000,000 per incident and naming the Indemnitees as additional insureds.  Such comprehensive general liability insurance shall provide (i) product liability coverage and (ii) broad form contractual liability coverage for Company’s indemnification under this Agreement.  If Company elects to self-insure all or part of the limits described above (including deductibles or retentions which are in excess of $250,000 annual aggregate) such self-insurance program must be acceptable to LIMR and Main Line Health Vice President Insurance.  Such insurance will be considered primary as to any other valid and collectible insurance, but only as to acts of the named insured.  The minimum amounts of insurance coverage required shall not be construed to create a limit of Company’s liability with respect to its indemnification under this Agreement.  Company shall provide LIMR with written evidence of such insurance upon request of LIMR. Company shall provide LIMR with written notice at least fifteen (15) days prior to the cancellation, non-renewal or material change in such insurance; if Company does not obtain replacement insurance providing comparable coverage within such fifteen (15) day period, LIMR shall have the right to terminate this Agreement effective at the end of such fifteen (15) day period without notice or any additional waiting periods.  Company shall maintain such comprehensive general liability insurance beyond the expiration or termination of this Agreement during (I) the period that any product, process, or service, relating to, or developed pursuant to, this Agreement is being commercially distributed or sold by Company or by a sub licensee, Affiliate or agent of Company and (ii) a reasonable period after the period referred to in (i) above which in no event shall be less than fifteen (15) years.

14.           Mutual Confidentiality.  Company and LIMR realize that certain information received by one party from the other pursuant to this Agreement shall be confidential.  It is therefore agreed that any information received by one party from the other should be clearly designated in writing as “CONFIDENTIAL” at the time of transfer, shall not be disclosed by either party to any third party and shall not be used by either party for purposes other than those contemplated by this Agreement.  Any information exchanged by the parties under this Agreement shall remain confidential for a period of three (3) years from the termination of the Agreement, unless or until —

a.                                       Said information shall become known to third parties not under any obligation of confidentiality to the disclosing party, or shall become publicly known through no fault of the receiving party, or

b.                                      Said information was already in the receiving party’s possession prior to the disclosure of said information to the receiving party, except in cases when the information has been covered by a preexisting Confidentiality Agreement, or

c.                                       Said information shall be subsequently disclosed to the receiving party, by a third party not under any obligation of confidentiality to the disclosing party, or

d.                                      Said information is approved for disclosure by prior written consent of the disclosing party, or

e.                                       Said information is required to be disclosed by court order or governmental law or regulation, provided that the receiving party gives the disclosing party prompt notice of any such requirement and cooperates with the disclosing party in attempting to limit such disclosure.

15.           Disclaimer.  Nothing contained in this Agreement shall be construed as:

A.                                   a warranty or representation by LIMR as to the validity or scope of any Patent Rights;

B.                                     a warranty or representation that any Licensed Products manufactured, used or sold will be free from infringement of patents, copyrights, or third parties, except that LIMR represents that it has no knowledge of any existing issued patents or copyrights which might be infringed;

C.                                     LIMR MAKES NO WARRANTIES, EXPRESS OR IMPLIED, AS TO THE MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE OF LICENSED PRODUCTS.

16.           Technical Assistance.  Throughout the term of the Agreement, LIMR agrees to permit Company and its designees to consult with its employees and agents regarding developments and enhancements made after the Effective Date relating to the Licensed Products, at such times and places as may be mutually agreed upon; provided that Company agrees to limit such consultation to five (5) employee-investigator hours per week and make suitable arrangements directly with LIMR employees and agents and to compensate for such consultation.

17.           Name.  Company shall not use and shall not permit to be used by any other person or entity the name or logo of LIMR nor any adaptation thereof, or the name of LIMR’s employees, in any advertising, promotional or sales literature, or for any other purpose without prior written permission of LIMR.

18.           Governing Law.  This Agreement shall be construed, governed, interpreted and enforced according to the laws of the Commonwealth of Pennsylvania.

19.           Notices.  Any notice or communication required or permitted to be given by either party hereunder, shall be deemed sufficiently given, if mailed by certified mail, return receipt requested, and addressed to the party to whom notice is given as follows:

If to LIMR:

Karen Knudsen, Ph.D.
Director of Scientific Administration
Lankenau Institute for Medical Research
100 E. Lancaster Avenue
Wynnewood, PA 19096

With a Copy to:

Office of the General Counsel
Main Line Health
130 So. Bryn Mawr Avenue
Bryn Mawr, PA 19010

If to NewLink:

Dr. Nick Vahanian
Chief Medical and Operations Officer
2901 South Loop Drive
Suite 3900
Ames, Iowa 50010

20.           Assignment.  Neither party shall assign or transfer this Agreement without the express prior written consent of the other, such consent not to be unreasonably withheld.  For purposes of this Agreement, an assignment or transfer of this Agreement by NewLink shall be deemed to occur in connection with (a) an express assignment or transfer, (b) a general assignment for the benefit of creditors or in connection with any bankruptcy or other debtor relief law, (c) any merger or consolidation to which NewLink is a party, regardless of whether NewLink is the surviving corporation, or (d) any other transaction pursuant to which a change would occur in the “ultimate parent entity” of NewLink.  Notwithstanding the foregoing, an assignment of this Agreement by NewLink in connection with the transfer of all or substantially all of its assets or equity, or by reason of acquisition, merger, consolidation or operation of law shall not require LIMR’s consent.

21.           Entire Agreement.  This Agreement represents the entire agreement between the parties as of the effective date hereof, and may only be subsequently altered or modified by an instrument in writing.  This Agreement cancels and supersedes any and all prior oral or written agreements between the parties that relate to the subject matter of this Agreement.

22.           Mediation and Arbitration.  Both parties agree that they shall attempt to resolve any dispute arising from this Agreement through mediation.  Both parties agree that at least one company employee, capable of negotiating an agreement on behalf of his company, shall, within three weeks of receipt of written notification of a dispute, meet with at least one employee of the other party who is also capable of negotiating an agreement on behalf of his company.  If no agreement can be reached, both parties agree to meet again within a four week period after the initial meeting to negotiate in good faith to resolve the dispute.  If no agreement can be reached after this second meeting, both parties agree to submit the dispute to binding arbitration under the Rules of The American Arbitration Association before a panel of three arbitrators.

23.           Waiver.  A failure by one of the parties to this Agreement to assert its rights for or upon any breach or default of this Agreement shall not be deemed a waiver of such rights nor shall any such waiver be implied from acceptance of any payment.  No such failure or waiver in writing by any one of the parties hereto with respect to any rights, shall extend to or affect any subsequent breach or impair any right consequent thereon.

24.           Severability.  The parties agree that it is the intention of neither party to violate any public policy, statutory or common laws, and governmental or supranational regulations; that if any sentence, paragraph, clause or combination of the same is in violation of any applicable law or regulation, or is unenforceable or void for any reason whatsoever, such sentence, paragraph, clause or combinations of the same shall be inoperative and the remainder of the Agreement shall remain binding upon the parties.

25.           Marking.  Company agrees to mark the Licensed Products in the United States with all applicable U.S. and state Trademarks, and U.S. Patent numbers.

26.           Headings.  The headings of the paragraphs of this Agreement are inserted for convenience only and shall not constitute a part hereof.

Lankenau Institute for Medical Research		NewLink Genetics Corporation

By:	/s/ Edward L. Jones, Jr.	Name:	/s/ Nicholas N. Vahanian

Title:	Chairman	Title:	Chief Medical and Operations Officer

Date:	July 8, 2005	Date:	July 7, 2005